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                                                                    EXHIBIT 4.13


                       FIFTH AMENDMENT TO CREDIT AGREEMENT

         THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of the 14th day of May, 2001 (this "Amendment"), is made among MATRIA HEALTHCARE, INC., a Delaware corporation (the "Borrower"), the Required Lenders (as defined in the Credit Agreement referred to below), and FIRST UNION NATIONAL BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                                    RECITALS

         A. The Borrower, certain banks and other financial institutions, the Administrative Agent, and Harris Trust and Savings Bank, as Co-Agent, are parties to a Credit Agreement, dated as of January 19, 1999 (as amended, the "Credit Agreement"), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein. Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

         B. The Borrower and the Required Lenders have agreed to amend the Credit Agreement upon the terms and conditions set forth herein.


                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. The definition of "Consolidated Fixed Charges" in
Section 1.1 of the Credit Agreement is hereby amended as follows:

         (a) Clause (b) thereof is amended and restated in its entirety as follows:

             "(b) aggregate expense for federal, state, local and other income taxes for such period; provided that, in calculating Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending on or after March 31, 2001, only cash payments actually made during such period in respect of federal, state, local and other income taxes shall be taken into account,"

         (b) Clause (f) thereof is amended and restated in its entirety as follows:

             "(f) the aggregate of all amounts paid during such period as dividends or distributions in respect of Capital Stock or to purchase, redeem, retire or otherwise acquire Capital Stock; provided that the provisions of this clause (f) shall be disregarded in calculating Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending on or after March 31, 2001."


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         2. Amendment to Fixed Charge Coverage Ratio. Section 7.3 of the Credit
Agreement is hereby amended and restated in its entirety as follows:

             "7.3 Fixed Charge Coverage Ratio. Matria will not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter during the periods set forth below, beginning with the fiscal quarter ending March 31, 1999, to be less than the ratio set forth below opposite such period:


                                                   Minimum Fixed Charge
                  Date                                Coverage Ratio
                  ----                                --------------
                  Closing Date through
                       September 30, 2001               1.25 : 1.0

                  Thereafter                            1.35 : 1.0"

         3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender that, after giving effect to this Amendment:

         (a) Each of the representations and warranties contained in the Credit Agreement and in the other Credit Documents is true and correct on and as of the date hereof with the same effect as if made on and as of the date hereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty is true and correct as of such date); and

         (b) No Default or Event of Default has occurred and is continuing.

         4. Approval Fee. In consideration of, and as a condition to the effectiveness of, this Amendment, the Borrower shall have paid to the Administrative Agent, for the account of each Lender that executes and delivers this Amendment prior to 5:00 p.m. Charlotte, North Carolina time on May 14, 2001, a fee in the amount of 12.5 basis points (0.125%) on the aggregate principal amount of such Lender's Revolving Credit Commitment and outstanding Term Loans.

         5. Effect of Amendment. From and after the date hereof, all references to the Credit Agreement set forth in any other Credit Document or other agreement or instrument shall, unless otherwise specifically provided, be references to the Credit Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. Except as expressly amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

         6. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Georgia (without regard to the conflicts of law provisions thereof).

         7. Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to



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the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

         8. Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         9. Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

         10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.





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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.


                                    /s/ MATRIA HEALTHCARE, INC.


                                    /s/ FIRST UNION NATIONAL BANK,
                                        as Administrative Agent and as Lender



                                    /s/ HARRIS TRUST AND SAVINGS BANK,
                                        as Co-Agent and as Lender



                                    /s/ BANKERS TRUST COMPANY



                                    /s/ FINOVA CAPITAL CORPORATION



                                    /s/ LASALLE BANK NATIONAL ASSOCIATION





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